HALE, LANE, PEEK, DENNISON AND HOWARD



February 25, 2003






CompuDyne Corporation
7249 National Drive
Hanover, Maryland  21076

RE:  1996 Stock Incentive Compensation Plan for Employees

Gentlemen:

     This firm has acted as Nevada counsel to CompuDyne Corporation, a Nevada corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), relating to the offer and sale of a maximum of 1,800,000 shares of the Company's Common Stock, par value $.75 per share (the "Incentive Shares") pursuant to the Company's 1996 Stock Incentive Compensation Plan for Employees ("Stock Incentive Plan"), as amended by amendments thereto adopted by the Company on May 24, 1999, July 18, 2001 and May 2, 2002 (collectively, the "Amendments to Stock Incentive Plan"). In connection with the Registration Statement, we have been requested to express an opinion with respect to the legality of the Incentive shares. Capitalized terms used but not defined herein shall have the meanings given them in the Stock Incentive Plan and the Amendments to Stock Incentive Plan.

     In this connection, we have examined the Company's Articles of Incorporation, resolutions of the Company's Board of Directors and Compensation and Stock Option Committee (the "Committee"), the Agreement and Plan of Merger dated as of May 7, 1996, by and between the Company and CompuDyne Corporation, a Pennsylvania corporation ("CompuDyne Pennsylvania") under the terms of which CompuDyne Pennsylvania was merged into the Company, Articles of Merger filed with the Nevada Secretary of State on July 9, 1996, and with the Department of State of Pennsylvania on July 9, 1996, the Stock Incentive Plan and the Amendments to Stock Incentive Plan, certificates of representatives of the Company and such other instruments, certificates, records and documents as we have deemed necessary as the basis for the opinions set forth below.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of originals of such copies.

     In addition, we have assumed that the documents listed above have not been and will not be altered, amended, or supplemented in any respect material to our opinions stated herein. We have conducted no independent factual investigation but rather have relied solely upon the documents listed above and the information set forth therein. In rendering the opinion set forth below, we have assumed, without independent investigation, that the Stock Incentive Plan was duly authorized and adopted by CompuDyne Pennsylvania, the predecessor in interest to the Company by merger, in compliance with the laws of the Commonwealth of Pennsylvania and that the Stock Incentive Plan complies, in all respects, with the laws of the Commonwealth of Pennsylvania.

     With respect to the opinion set forth below, we express no opinion as to whether the issuance of the Incentive Shares when and if issued in accordance with the terms of the Stock Incentive Plan and the Amendments to Stock Incentive Plan, violate Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes (Combinations with Interested Shareholders). Those sections have application only to combinations or transactions involving "interested stockholders", as that term is defined in Section 78.423 of the Nevada Revised Statutes. An interested stockholder is generally defined in that section as a person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the issued and outstanding voting shares of a resident domestic corporation (in this case, CompuDyne), or (2) an affiliate or associate of a resident domestic corporation which at any time within three years immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then issued and outstanding voting shares of the resident domestic corporation.

     Based upon and subject to the foregoing, we are of the opinion that if previously issued, or when and if issued in accordance with the terms of the Stock Incentive Plan, as amended by the Amendments to Stock Incentive Plan, the Incentive Shares will be duly authorized, legally and validly issued, fully paid and non-assessable.

     In giving the opinions as expressed above, we do not purport to be experts in the laws of any jurisdiction other than the laws of the State of Nevada, and we express no opinion as to the laws of any other jurisdiction or as to the federal laws of the United States. The opinions set forth herein are limited to the date hereof and the applicable law on the date hereof, and we undertake no responsibility to update these opinions.





     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                          Sincerely,


                      /s/ HALE, LANE, PEEK, DENNISON AND HOWARD
                          Professional Corporation